Exhibit 99.1

CHECKERS DRIVE-IN RESTAURANTS, INC.

4300 West Cypress Street, Suite 600  *  Tampa, FL  33607  *  (813) 283-7000   *   (813) 283-7001

NEWS RELEASE

CONTACTS:	Kim Francis	Alyssa Siegel
	Checkers Drive-In Restaurants, Inc.	Amalgamated
	(813) 283-7078	(212) 396-9179
	francisk@checkers.com	alyssa@aj-media.com

Checkers®/Rally’s® Launches Major New Brand Campaign
New Ads Further Differentiate Company from Competitors

TAMPA, FL – May 15, 2006 - Checkers Drive-In Restaurants, Inc. (NASDAQ:CHKR), the nation’s largest chain of double drive-thru restaurants, announces the launch of its new creative brand campaign designed to differentiate Checkers®/Rally’s® from its QSR competitors.

The campaign, which was created by New York-based agency Amalgamated, promotes the brand’s key attribute: the quick and efficient Double Drive-thru system.  The television campaign kicks off today, May 15th, 2006, with the first in a series of 8 tongue-in-cheek television spots set to run in Checkers/Rally’s markets across the country.

“Two is better than one, and that’s the philosophy behind Checkers/Rally’s double drive-thrus,” said Richard S. Turer, Vice President of Marketing for Checkers Drive-In Restaurants, Inc.  “Our double drive-thrus provide greater convenience to our guests and allow our guests to receive their orders faster, fresher and hotter.  Our new ‘Double Drive-Thru’ campaign demonstrates this key point of difference, while having a little fun along the way.”

In the television spots, the left and right side drive-thrus of Checkers/Rally’s Double Drive-Thru engage in some ‘friendly’ competition.  The ads play up the QSR chain’s fast-paced service element while showcasing its high quality, high value food offerings.

“This platform – a mock battle between the two sides – allows Checkers/Rally’s to play up the retail messaging of great food at a great price while tapping into the fun, irreverent and entertaining personality of the brand,” says Charles Rosen, Managing Director at Amalgamated.

About Amalgamated LLC

Amalgamated (http://www.amalgamatednyc.com) is an independent agency formed in May 2003 and currently has over 30 employees.  With offices in New York, Toronto and London, Amalgamated’s clients include: Ben & Jerry’s (Unilever); New Belgium Brewing Co; Optimum (Cablevision); Svedka Vodka; and was named agency of record for Court TV and Clearblue Easy earlier this year. The Amalgamated team’s prior restaurant chain experience includes Little Caesars®, Hardee’s, Sonic and Denny’s.

About Checkers Drive-In Restaurants, Inc.

Checkers Drive-In Restaurants, Inc (http://www.checkers.com) is the largest double drive-thru restaurant chain in the United States. The Company develops, owns, operates and franchises quick-service Checkers and Rally’s double drive-thru restaurants. In 2005, Checkers/Rally’s was awarded two of the industry’s most coveted recognitions: Best Drive-Thru in America 2005 in the QSR Drive-Thru Study for Rally’s, and Nation’s Restaurant News Hot! Again Award for Checkers’ sizzling business performance.  Checkers/Rally’s is the Official Burger and Drive-Thru Restaurant of NASCAR.

Except for historical information, this announcement contains “forward-looking” and “Safe Harbor” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995.